Exhibit 99.1

Pinnacle Foods Elects New Board Member and Announces Changes to Board Committees

Yannis Skoufalos Joins Pinnacle Board of Directors

Parsippany, NJ, September 10, 2015 /PR Newswire/ - Pinnacle Foods Inc. (NYSE: PF) today announced changes to its Board of Directors, including the election of a new independent director and subsequent modifications to the Board committee composition. These changes are consistent with NYSE governance requirements for non-controlled companies that now apply to Pinnacle, following Blackstone’s ownership exit.

On September 9, 2015, the Board elected Ioannis (Yannis) Skoufalos, Global Product Supply Officer of The Procter & Gamble Company (P&G), as an independent director of the Company and a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Skoufalos has been Global Product Supply Officer at P&G since 2011. Since joining P&G in 1984, Mr. Skoufalos has held roles of increasing responsibility in engineering, manufacturing and product supply in various global geographies. Mr. Skoufalos was introduced to Pinnacle Foods by Kingsley Gate Partners, the firm used to conduct the director search. Mr. Skoufalos’ appointment to the Board and the Compensation and Nominating and Corporate Governance Committees becomes effective September 16, 2015. He replaces Jason Giordano, managing director in the private equity group at Blackstone, who will step down from the Board effective September 11, 2015 in light of Blackstone’s ownership exit.

Commenting on the announcement, Pinnacle Foods Chairman Roger Deromedi stated, “The changes announced today are another step in our on-going evolution since Pinnacle’s IPO in March 2013. Yannis brings a depth of experience in supply chain and understanding of the consumer goods industry which will provide valuable perspective for our Board. As we welcome Yannis, on behalf of the Board and the Company, I want to thank Jason for his contributions and service to Pinnacle. Jason has been actively engaged on the Board since Blackstone originally acquired the business in 2007, and his knowledge and passion had a meaningful, positive impact on the Board and the Company.”

The composition of the Company’s Board committees, reflecting the modifications made in compliance with NYSE Listing Standards, is listed below. All committees now consist of independent directors. For more information about the Company’s Board members, please visit the Company’s website.

Audit Committee
Raymond Silcock (Chair)
Jane Nielsen
Micky Pant

Compensation Committee
Jane Nielsen (Chair)
Ann Fandozzi
Raymond Silcock
Yannis Skoufalos

Nominating and Corporate Governance Committee
Ann Fandozzi (Chair)
Micky Pant
Yannis Skoufalos

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2014 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 14 major categories in which they compete. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.